Exhibit 107

Calculation of Filing Fee Table

Schedule TO-I

(Form Type)

Vincerx Pharma, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Table 1 – Transaction Valuation

	Transaction value(1)	Fee rate	Amount of filing fee(2)

Fees to Be Paid	$3,097,764	$0.00014760	$457.23

Fees Previously Paid	—		—

Total Transaction Valuation	$3,097,764

Total Fees Due for Filing			$457.23

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$457.23

(1)

The Transaction Valuation is estimated solely for purposes of calculating the amount of the filing fee. The Transaction Valuation assumes that all outstanding stock options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be exchanged pursuant to the offer. This calculation assumes stock options to purchase an aggregate of 7,398,488 shares of the issuer’s common stock, having an aggregate value of $3,097,764 as of August 12, 2024, calculated based on a Black-Scholes option pricing model, will be exchanged or cancelled pursuant to this offer

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 for each $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

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